EXHIBIT 99.1

Additional Information:	For Immediate Release
Thomas A. Bessant, Jr.
(817) 335-1100

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CASH AMERICA ANNOUNCES CLOSING OF SUPERPAWN ACQUISITION

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Fort Worth, Texas (December 13, 2004) – Cash America International, Inc. (NYSE: CSH) announced today that it has closed the previously announced acquisition of the pawn operating assets of Camco, Inc., which does business under the trade name of SuperPawn in four states in the western United States. Cash America reported that it had signed a definitive agreement for the purchase of the 41-store chain of pawn lending locations in early September. SuperPawn operates primarily in Las Vegas, Nevada where it has 21 locations. The business also has 5 locations in Reno, Nevada, 10 in Phoenix, Arizona and 4 in Seattle, Washington, and one in San Diego, California. The transaction provides Cash America its initial entry into all of these markets and a first step to the western United States for pawn lending activities.

The timing of the closing of the acquisition of SuperPawn is consistent with the Company’s announced indications that the transaction was subject to regulatory approvals and final due diligence activities. The Company issued purchase consideration in the form of cash and 578,793 shares of Company common stock with a combined value of approximately $120 million. Management does not expect that incremental earnings from the additional operating locations will materially affect its previously reported expectations for the final quarter of fiscal 2004 due to the short period of time remaining in the quarter and integration costs and expenses to be incurred with the acquisition. Therefore, management confirms its previously reported estimate of earnings per share of continuing operations for the fourth quarter of 2004 of between 43 and 47 cents per share compared to 37 cents per share for the same quarter of 2003.

Cash America International, Inc. is a provider of specialty financial services to individuals in the United States with 805 total locations. Cash America is the largest provider of secured non-recourse loans to individuals, commonly referred to as pawn loans, through 445 locations in 21 states under the brand name Cash America Pawn, including the 41 SuperPawn locations mentioned above. The Company also offers short-term cash advances in many of its lending locations including 68 locations that offer only this service under the brand name Cash America Payday Advance. In addition, the Company provides short-term cash advances and check cashing through its 162 “Cashland” consumer finance centers, and check cashing services through its 130 franchised and Company-owned “Mr. Payroll” check cashing centers.

This release contains forward-looking statements about the business, financial condition and prospects of Cash America International, Inc. and its subsidiaries (“the Company”). The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including, without limitation, changes in demand for the Company’s services, the actions of third parties who offer products and services at the Company’s locations, changes in competition, the ability of the Company to open new operating units in accordance with its plans, economic conditions, real estate market fluctuations, interest rate fluctuations, changes in the capital markets, changes in tax and other laws and governmental rules and regulations applicable to the Company’s business, and other risks indicated in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties are beyond the ability of the Company to control, and, in many cases, the Company cannot predict all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, terms such as “believes”, “estimates”, “plans”, “expects”, “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.

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